NEWS

Exhibit 99.01

OPSWARE INC. REPORTS 126% GROWTH IN NON-EDS REVENUE

Expects Total Revenue of $93 Million in Fiscal 2007

•                  Q4 revenue totals $18.6 million, up 61% year-over-year; up 18% sequentially

•                  Signs a record 61 new deals in Q4; 5 new deals over $1 million

•                  Q4 non-EDS derived bookings grow 141% year-over-year; up 26% sequentially

•                  Non-EDS revenue projected to grow 83% to $73 million in fiscal 2007

Sunnyvale, CA — March 2, 2006 — Opsware Inc. (NASDAQ: OPSW), the leading provider of IT automation and utility computing software, today reported results for its fourth quarter and full year  ended January 31, 2006, highlighted by 126% annual growth in non-EDS revenue.

Net revenue for the fourth quarter ended January 31, 2006 totaled $18.6 million, up 61% from the same quarter last year and above the company’s previous guidance of $17 to 18 million.

Non-EDS revenue grew to $13.3 million in the fourth quarter, a 107% increase over the same quarter last year and up 33% sequentially.  A chart depicting Opsware’s historical non-EDS revenue growth is included in this release.

For the full fiscal year ended January 31, 2006, net revenue totaled $61.1 million, up 62% from the prior year.  Non-EDS revenue totaled approximately $39.8 million, a 126% increase over the prior year.

Derived bookings (which equals net revenue, plus the change in deferred revenue, plus the change in advances from customers) grew to $24.2 million in the fourth quarter, up 81% from the same quarter last year and up 27% sequentially.

Derived bookings excluding EDS, grew to $17.8 million in the fourth quarter, a $3.7 million or 26% increase from the previous quarter.  Compared to the same quarter last year, non-EDS derived bookings were up 141%.  A chart depicting Opsware’s historical non-EDS derived bookings growth is included in this release.

Net loss on a GAAP basis in the fourth quarter was $(3.3) million or $(0.03) per share and included non-cash charges of approximately $0.7 million relating to previous acquisitions, and $1.2 million of non-cash stock based compensation.  Excluding these non-cash charges, non-GAAP net loss was $(1.4) million or $(0.01) per share.  A reconciliation between net loss on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statements of Operations attached to this release.

“Our strong results in Q4 capped an extraordinary year for Opsware,” said Ben Horowitz, president and CEO of Opsware Inc.  “We grew our non-EDS revenue by 126% in fiscal 2006 and expect to grow it by another 83% this year.  Demand for Opsware Server and Network Automation Systems is accelerating and we solidified our leadership position by nearly doubling our direct sales force and completing a multi-million dollar worldwide distribution agreement with Cisco Systems.”

Financial Outlook

Management provides the following guidance for its first quarter ending April 30, 2006:

•                  Net revenue is expected to range between $19 and $20 million.

•                  Non-GAAP loss per share is expected to range between $(0.01) to $(0.02).

Management reiterates the following guidance for its second quarter ending July 31, 2006:

•                  Non-GAAP EPS is expected to be $0.00.

Management provides the following guidance for its fiscal year ending January 31, 2007:

•                  Net revenue is expected to be approximately $93 million.

•                  Non-GAAP EPS is expected to range between $0.03 and $0.04.

The company will provide additional detail on its financial results on the conference call referenced below.

About the Conference Call and Webcast

Opsware management will host a conference call on Thursday, March 2, 2006 beginning at 1:30 p.m. PT (4:30 p.m. ET) to detail today’s announcement.  Interested parties may access the conference call by dialing (800) 819-9193.  A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

About Non-GAAP Financial Information

When used in connection with historical results or forward-looking guidance, non-GAAP net loss, non-GAAP loss per share and non-GAAP EPS each exclude non-cash stock based compensation expense and non-cash charges relating to past acquisitions.  In addition, the forward-looking guidance for non-GAAP loss per share and non-GAAP EPS in fiscal 2007 also excludes stock based compensation expense that we will begin recording under SFAS 123(R) in fiscal 2007 and which cannot be determined at this time.

With respect to historical results, a reconciliation between both net loss and loss per share on GAAP and non-GAAP bases is provided in a table immediately following the Condensed Consolidated Statement of Operations attached to this release.  With respect to forward-looking guidance, a reconciliation between both loss per share and EPS on GAAP and non-GAAP bases has not been provided because both loss per share and EPS on a GAAP basis depends in part upon the amount of stock based compensation expense, which expense is dependent upon our future stock price and other factors.

To supplement our consolidated financial statements presented on a GAAP basis, we believe that these non-GAAP measures better reflect our core operating results and thus are appropriate to enhance the overall understanding of our past financial performance and our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of our underlying operational results and trends and our performance.  Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures.

The presentation of additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading IT automation and utility computing software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers, network devices and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers, network devices and applications. Approximately 350 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our web site at www.opsware.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including forecasts of our expected revenue and earnings per share, statements regarding demand for Opsware products and the growth of the market for our software and our opportunities in that market.  These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties that could cause actual events or results to differ materially from these statements including without limitation: that the IT automation software market is relatively new and our business will suffer if the market does not develop as we expect, that our market is highly competitive, that the sales cycle associated with our products may take longer than originally anticipated, that our revenue and operating results may vary significantly from period to period, including due to the timing of signing contracts with customers and our dependence on closing a small number of relatively large transactions each quarter and that we may not fully realize the benefits anticipated  under our distribution agreement with Cisco Systems.  In addition, please see the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarterly period ended October 31, 2005 that we filed with the Securities and Exchange Commission, and subsequent filings with the SEC.  We assume no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual events or results could differ materially from those anticipated in the forward-looking statements.

The graphics displaying non-EDS revenue and derived bookings in this press release solely present historical data, and are not necessarily indicative of results in future periods.  Continued growth is subject to several risks and uncertainties, including those described in our SEC filings as referenced in the preceding paragraph.

Opsware is a service mark and trademark of Opsware Inc.

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OPSWARE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 31, 2006	January 31, 2005
	(unaudited)	(A)
ASSETS
Current assets:
Cash and cash equivalents	$101,898	$118,615
Accounts receivable, net	17,862	3,895
Prepaid expenses and other current assets	6,551	3,506

Total current assets	126,311	126,016
Property and equipment, net	3,944	4,113
Restricted cash	2,296	2,740
Prepaid rent	1,540	2,185
Other assets	380	818
Intangibles, net	7,613	4,125
Goodwill	27,668	3,594

Total assets	$169,752	$143,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,217	$882
Other accrued liabilities	11,389	5,002
Advances from customers	721	8,855
Deferred revenue, current portion	29,473	8,533
Accrued restructuring costs, current portion	298	233
Capital lease obligations, current portion	14	—

Total current liabilities	43,112	23,505
Capital lease obligations, net of current portion	74	—
Deferred revenue, net of current portion	1,838	1,958
Accrued restructuring costs, net of current portion	1,190	1,466

Commitments and contingencies

Stockholders’ equity:
Common stock	100	95
Additional paid-in capital	609,455	585,204
Notes receivable from stockholders	—	(1)
Deferred stock compensation	(2,606)	(106)
Accumulated deficit	(483,270)	(468,519)
Accumulated other comprehensive income	(141)	(11)

Total stockholders’ equity	123,538	116,662

Total liabilities and stockholders’ equity	$169,752	$143,591

(A)          The balance sheet at January 31, 2005 has been derived from the audited consolidated financial statements at that date, but does not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.  Certain amounts have been reclassified to conform to current presentation.

OPSWARE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
License revenue	$13,638	$7,555	$43,138	$26,699
Services revenue	4,954	4,028	17,939	11,093
Net revenue	18,592	11,583	61,077	37,792

Cost and expenses:
Cost of license revenue	516	194	1,185	4,439
Cost of services revenue (a)	3,672	2,355	13,036	8,183
Cost of developed technology	412	179	1,640	675
Research and development (a)	5,895	4,482	22,043	14,323
Sales and marketing (a)	7,615	4,500	24,795	15,015
General and administrative (a)	3,980	2,147	12,277	7,092
Restructuring recoveries, net	—	(27)	(18)	(1,085)
Amortization (reversal) of deferred stock compensation	276	—	1,282	(131)
Amortization of other acquisition-related intangibles	327	158	1,302	597
In-process research and development charges	—	—	1,190	610
Total cost and expenses	22,693	13,988	78,732	49,718
Loss from operations	(4,101)	(2,405)	(17,655)	(11,926)

Gain (loss) on sale of assets and liabilities from Managed Services Business	(13)	(173)	(69)	4,165
Interest and other income, net	969	441	3,166	903
Loss before income taxes	(3,145)	(2,137)	(14,558)	(6,858)

Provision (benefit) for income taxes	173	(2)	193	388
Net loss	$(3,318)	$(2,135)	$(14,751)	$(7,246)

Basic and diluted net loss per share	$(0.03)	$(0.02)	$(0.15)	$(0.09)

Shares used in computing basic and diluted net loss per share	98,688	89,776	98,115	84,733

(a)          Excludes amortization (reversal) of deferred stock compensation of the following (1):

Cost of services revenue	$1	$—	$8	$(177)
Research and development	27	—	190	15
Sales and marketing	12	—	107	4
General and administrative	236	—	977	27
Total amortization (reversal) of deferred stock compensation	$276	$1	$1,282	$(131)

(1)          Given the non-cash nature of the expense, we believe presenting amortization (reversal) of deferred stock compensation in a separate line item more accurately reflects the results of our individual operating categories.

A reconciliation between net loss on GAAP and non-GAAP basis is as follows:

	Three Months Ended January 31, 2006	Year Ended January 31, 2006
	(unaudited)	(unaudited)
GAAP net loss	$(3,318)	$(14,751)
In-process research and development charges	—	1,190
Non-cash charge related to equity transactions	887	828
Amortization of deferred stock compensation	276	1,282
Cost of developed technology	412	1,640
Amortization of other acquisition-related intangibles	327	1,302
Non-GAAP net loss	$(1,416)	$(8,509)

GAAP diluted net loss per share	$(.03)	$(.15)
Non-GAAP net loss per share	$(.01)	$(.09)

Contacts:
Ken Tinsley	Karli Overmier
Investor Relations	Public Relations
Opsware Inc.	Barokas Public Relations
408-212-5241	206-344-3132
ktinsley@opsware.com	karli@barokas.com